Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 9, 2026, with respect to the historical summary of revenues and direct expenses of the Portfolio for the year ended December 31, 2025, included in the Form 8-K of Alpine Income Property Trust, Inc. filed with the Securities and Exchange Commission on October 9, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Alpine Income Property Trust, Inc. on Form S-3 (File No. 333-274724 and File No. 333-299114) and Form S-8 (File No. 333-235256).

/S/ GRANT THORNTON LLP

Charlotte, North Carolina

October 9, 2026